UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): January 18, 2008

HAWAIIAN HOLDINGS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	1-31443	71-0879698
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

3375 Koapaka Street, Suite G-350, Honolulu, HI 96819

(Address of Principal Executive Offices) (Zip Code)

(808) 835-3700

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17  CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR  240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the  Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the  Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.     Other Events.

Hawaiian Holdings, Inc., and its wholly-owned operating subsidiary Hawaiian Airlines, Inc. (“Hawaiian”), announced today that Hawaiian’s proposed acquisition of up to 24 aircraft from Airbus has been delayed and may not be consummated as a result of an impasse in negotiations with its pilots union, the Air Line Pilots Association (“ALPA”).

Hawaiian previously announced it had signed Memoranda of Understanding with Airbus and Rolls-Royce to acquire six wide-body A330-200 aircraft and six A350XWB (Extra Wide Body)-800 aircraft, with purchase rights for an additional six A330-200s and six A350XWB-800s.  The agreements have a total list-price value of approximately $4.4 billion if all of the purchase rights are exercised.

Prior to the execution of definitive purchase agreements with Airbus and Rolls Royce (the terms of which remain subject to ongoing negotiations between the parties), Hawaiian has engaged in negotiations with its labor unions regarding the terms and conditions under which the aircraft would enter its fleet.  Hawaiian’s negotiations with ALPA have failed to produce an agreement to date.  In the absence of such an agreement, Hawaiian may be compelled not to consummate its proposed aircraft acquisition due to the risk caused by the uncertainty of operating terms and the financial impact that eventual operating terms may have on the economic merits of the fleet acquisition transactions.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 18, 2008

HAWAIIAN HOLDINGS, INC.

	By:	/s/ Peter R. Ingram
	Name:	Peter R. Ingram
	Title:	Executive Vice President, Chief Financial Officer and Treasurer